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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 15, 2000 (except Note 12, as to which the date is April 25, 2000) with respect to the 1999 financial statements of High Speed Net Solutions, Inc., and (2) dated March 31, 2000 (except for Note 12, as to which the date is September 28, 2000), with respect to the 1999 financial statements of Summus, Ltd., in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-41730) and related Prospectus of High Speed Net Solutions, Inc. for the registration of 2,443,477 shares of its common stock.



                                                           /s/ Ernst & Young LLP

Raleigh, North Carolina
October 13, 2000